EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 18, 2008 relating to the balance sheets of Enova Systems, Inc. as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the years then ended on Form 10-K. Our report expressed an unqualified opinion on those financial statements.
We also consent to the reference to us under the headings “Experts” in such Registration Statement.
PMB Helin Donovan, LLP
/s/ PMB Helin Donovan
San Francisco, California
June 5, 2008